UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 19, 2009

CMS Bancorp Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33322	20-8137247
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 Main Street, Suite 750 White Plains, New York	10601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 422-2700

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2009, the Board of Directors (the “Board”) of CMS Bancorp, Inc. (the “Registrant”) voted to increase the size of the Board from seven directors to eight directors, with the additional director to serve in the class with a term expiring at the annual meeting of shareholders to be held in 2012. The Board also elected William P. Harrington to the Board to fill the new directorship. Mr. Harrington has also been appointed to the Board of Directors of Community Mutual Savings Bank (“Community Mutual”), a wholly-owned subsidiary of the Registrant. Initially, Mr. Harrington will not be a member of any committee of the Board. Mr. Harrington will be entitled to the same compensation as the other non-officer directors of the Registrant and Community Mutual, including fees for attending board and committee meetings and eligibility to receive stock-based awards under the CMS Bancorp, Inc. 2007 Stock Option Plan and the CMS Bancorp, Inc. 2007 Recognition and Retention Plan. There are no transactions in which Mr. Harrington has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Harrington is a partner in the law firm of Bleakley Platt & Schmidt, LLP and is a member of the firm’s Managing Committee, the head of its Litigation and Toxic Tort/Complex Litigation practice groups and a member of its Environmental practice group. Mr. Harrington is also a member of the Board of Directors of TBS International, Ltd., a publicly traded dry cargo global shipping company on which he serves as Lead Independent Director and Chairman of the Governance Committee.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CMS Bancorp Inc.

Date: March 25, 2009	By:	/s/ Stephen Dowd
Stephen Dowd
Senior Vice President and Chief Financial Officer